EXHIBIT 99.1

LA JOLLA PHARMACEUTICAL COMPANY
FILES MARKETING AUTHORIZATION APPLICATION
FOR EUROPEAN REGULATORY APPROVAL OF RIQUENT

SAN DIEGO, June 22, 2006 — La Jolla Pharmaceutical Company (Nasdaq: LJPC) today announced that its Marketing Authorization Application (MAA) has been accepted for review by the European Medicines Agency (EMEA) for potential approval to market Riquent® (abetimus sodium), its drug candidate for lupus renal disease, in the European Union (EU).  The MAA was filed with the EMEA on March 31, 2006.

The EMEA’s review of the application will follow their centralized marketing authorization procedure. If approved, Riquent will receive marketing authorization in all 25 EU member states as well as Norway, Iceland and Liechtenstein. Riquent has already received orphan medicinal product designation in Europe, which will provide ten years of market exclusivity from the date of EU authorization. Riquent also has orphan drug status and fast track status in the United States.

Riquent is the first drug candidate specifically developed for the treatment of lupus renal disease, a leading cause of sickness and death in lupus patients.

“The acceptance of our MAA filing is a significant step toward our goal of providing a safer treatment to patients who suffer both from lupus renal disease and from the side effects of current therapies used in its treatment,” said Deirdre Y. Gillespie, M.D., President and CEO of La Jolla Pharmaceutical Company. “It is also a major milestone in our focused corporate effort to guide Riquent toward full approval in Europe and the United States. We anticipate that the EMEA’s initial response and questions concerning our application will come later this year, and a final decision should come in 2007.”

The MAA filing includes data from the previously completed Phase 3 and Phase 2/3 clinical trials of Riquent, in which treatment with Riquent was assessed for its ability to increase time to renal flare in comparison to placebo. A renal flare is caused by inflammation in the kidney that destroys kidney tissue and/or reduces or stops kidney filtration. Renal flare can result in the progression to end-stage renal disease, the need for dialysis, or death.

•	In both trials, patients treated with Riquent benefited by an increased time to renal flare compared to patients treated with placebo, although the results did not reach statistical significance as defined in the protocols.

•	Riquent treatment reduced levels of antibodies to double-stranded DNA (dsDNA), which experts believe are responsible for lupus renal disease. In both trials, patients with sustained reductions in antibodies to dsDNA experienced a statistically significant reduction in the number of renal flares.

•	After one year of treatment, there was a statistically significant increase in the number of patients who had a 50% or greater reduction in proteinuria from baseline in the Riquent-treated group compared with the placebo-treated group. Proteinuria, or protein in the urine, results from ongoing kidney inflammation.

•	Treatment with Riquent has been well tolerated in all clinical studies.

In October 2004, following a review of the Company’s New Drug Application for Riquent, the U.S. Food and Drug Administration (FDA) informed the Company that Riquent was “approvable” pending the successful completion of a clinical benefit trial. The Company is currently conducting a Phase 3 study under a Special Protocol Assessment with the FDA, which is designed to further demonstrate Riquent’s ability to delay time to renal flare.

About Riquent

Riquent is the first drug candidate specifically developed for the treatment of lupus renal disease, a leading cause of sickness and death in lupus patients. The drug candidate has already been evaluated in 13 clinical trials over a 10-year time span that evaluated more than 800 patients and subjects. Riquent has been well tolerated in all of these studies, with no serious side effects identified to date. Riquent’s only known biological activity is the reduction of antibodies to dsDNA that are associated with the progression of lupus renal disease and renal flares. In all clinical trials where antibodies to dsDNA were measured, Riquent treatment has significantly reduced these antibody levels. Data generated in the Company’s previous Phase 2/3 and Phase 3 trials indicate that patients with lower antibody levels experience significantly fewer renal flares and improved health-related quality of life.

About Lupus

Lupus, systemic lupus erythematosus or SLE, is a chronic, potentially life-threatening autoimmune disease afflicting several million people worldwide. About 90% of lupus patients are female, and many develop the disease during their childbearing years. Approximately 50% of lupus patients have renal disease, which can lead to irreversible kidney damage, kidney failure and the need for dialysis, and is a leading cause of death in lupus patients. Latinos, African Americans and Asians face an increased risk of serious renal disease associated with lupus. The current standard of care for lupus renal disease often involves treatment with high doses of corticosteroids and immunosuppressive drugs that can cause severe side effects including diabetes, hypertension and sterility, and may leave patients vulnerable to opportunistic infections. In the U.S., no new drug has been approved to specifically treat lupus in 40 years.

About La Jolla Pharmaceutical Company

La Jolla Pharmaceutical Company is a biotechnology company developing therapeutics for antibody-mediated autoimmune diseases and inflammation afflicting several million people around the world. The Company is developing Riquent® for the treatment of lupus kidney disease, a leading cause of sickness and death in patients with lupus. The Company is also developing small molecules to treat various autoimmune and inflammatory conditions. The Company’s common stock is traded on The Nasdaq Stock Market under the symbol LJPC. For more information about the Company, visit its Web site: http://www.ljpc.com.

The forward-looking statements in this press release involve and will involve significant risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from our current expectations. Forward-looking statements include those that express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression. The results from our clinical trials of Riquent, our drug candidate for the treatment of systemic lupus erythematosus (lupus), and any other drug candidate that we may develop, may not ultimately be sufficient to obtain regulatory clearance to market Riquent either in the United States or Europe, and we may be required to conduct additional clinical studies to obtain marketing approval. There can be no assurance, however, that we will have the necessary resources to complete any current or future trials or that any such trials will be sufficient to obtain marketing approval. The analysis of the data from our Phase 3 trial of Riquent showed that the trial did not reach statistical significance with respect to its primary endpoint, time to renal flare, or with respect to its secondary endpoint, time to treatment with high-dose corticosteroids or cyclophosphamide. Our blood test to measure the binding affinity for Riquent is experimental, has not been validated by independent laboratories and will likely be reviewed as part of the Riquent approval process. Our SSAO inhibitor program is at a very early stage of development and involves comparable risks. We depend on patents and other proprietary rights, and our ability to develop and sell our products in the future may be adversely affected by the intellectual property rights of third parties. Readers are cautioned to not place undue reliance upon forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof. Interested parties are urged to review additional risks described in our Annual Report on Form 10-K for the year ended December 31, 2005, and in other reports and registration statements that we file with the Securities and Exchange Commission from time to time.

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